Exhibit 10.17

QUOTA SHARE RETROCESSION AGREEMENT

This Quota Share Retrocession Agreement (this “Agreement”), dated as of April 28, 2004, is made and entered into by and between ASSURED GUARANTY RE INTERNATIONAL LTD., formerly known as ACE CAPITAL RE INTERNATIONAL LTD. (“AGRI”), and ACE BERMUDA INSURANCE LTD. (“ACE Bermuda”).

WHEREAS, AGRI and ACE Bermuda have entered into that certain Per Policy Excess of Loss Second Retrocession Agreement, effective as of January 1, 2000 (the “Second Excess of Loss Retrocession Agreement”), pursuant to which AGRI has retroceded to ACE Bermuda, on an excess of loss basis, reinsurance assumed by AGRI from ACE Capital Title Reinsurance Company (“ACTRC”) pursuant to that certain Per Policy Excess of Loss Retrocession Agreement, dated as of January 1, 2000, between ACTRC and AGRI (the “First Excess of Loss Retrocession Agreement”); and

WHEREAS, AGRI and ACE Bermuda desire to amend and restate the Second Excess of Loss Retrocession Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, AGRI and ACE Bermuda agree as follows:

Section 1.  Amendment and Restatement.  Effective as of April 1, 2004 (the “Effective Date”), the Second Excess of Loss Retrocession Agreement is amended and restated in its entirety, and replaced and superceded by this Agreement.

Section 2.  Cover.  Effective as of the Effective Date, AGRI retrocedes to ACE Bermuda, and ACE Bermuda assumes from AGRI and agrees to indemnify AGRI for, 100% of the liability of AGRI under the First Excess of Loss Retrocession Agreement.

Section 3.  Premium.  Within three days of the date of this Agreement, AGRI will pay to ACE Bermuda an amount equal to $1,290,588.  In addition, AGRI will pay to ACE Bermuda 100% of all premiums received by AGRI under the First Excess of Loss Retrocession Agreement after the Effective Date net of any federal excise taxes.

Section 4.  Rights of Claims Association.  When so requested, AGRI will afford ACE Bermuda an opportunity to be associated in the defense or control of any claim, suit or proceeding involving this Agreement, and AGRI and ACE Bermuda shall cooperate in every respect in the defense of such suit, claim or proceeding.

Section 5.  Reports.  Within 45 days of the end of each quarter during the Term (as defined in the First Excess of Loss Retrocession Agreement), AGRI shall provide ACE Bermuda a bordereau showing for such calendar quarter:

(i)                                     all Policies (as defined in the First Excess of Loss Retrocession Agreement) ceded hereunder during such calendar quarter and Policies ceded hereunder to date;

(ii)                                  losses and allocated loss adjustment expenses with respect to the Policies ceded hereunder;

(iii)                               ACE Bermuda’s share of losses and allocated loss adjustment expenses paid and losses and allocated loss adjustment expenses outstanding;

(iv)                              ACE Bermuda’s share of subrogation, salvage and other recoveries received by AGRI with respect to losses and allocated loss adjustment expenses on Policies ceded hereunder; and

(v)                                 the net premium for each Policy ceded hereunder during such calendar quarter and the reinsurance premium payable to ACE Bermuda for such calendar quarter.

Section 6.  Follow the Fortunes.  This Agreement is based on the original terms of the First Excess of Loss Retrocession Agreement so that ACE Bermuda’s rights and obligations vis-à-vis AGRI with respect to the reinsurance provided under this Agreement shall, subject to the terms of this Agreement, follow the fortunes of AGRI in all respects under the Policy.

Section 7.  No Third Party Rights.  Nothing herein shall be construed to expand the liability of ACE Bermuda beyond what is specifically assumed under this Agreement by creating in any third party any rights hereunder.

Section 8.  Access to Records.  Upon reasonable notice, ACE Bermuda or its duly authorized representative shall have access to and the right to inspect the books and records of AGRI that pertain to this Agreement or the First Excess of Loss Retrocession Agreement.

Section 9.  Offset.  ACE Bermuda or AGRI may offset any balance(s) due from one party to the other under this Agreement or any other agreement exclusively between the parties hereto.  The party asserting the right of offset may exercise such right at any time whether the balance(s) due are on account of premiums or losses or otherwise.  In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable law.

Section 10.  Errors and Omissions.  Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified as soon as possible after discovery.

Section 11.  Governing Law.  This Agreement shall be governed by and is to be construed in accordance with the laws of the State of New York without giving effect to conflict of law rules thereof.

Section 12.  Arbitration.  Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in Bermuda under the provisions of the Bermuda Arbitration Act of 1986, as amended.

Either party to the dispute, once a claim or demand on its part has been denied or remains unsatisfied for a period of twenty (20) calendar days by the other party, may notify the other party of its desire to arbitrate the matter in dispute and at the time of such notification the party desiring arbitration shall notify the other party of the name of the Arbitrator nominated by it.  The other party who has been so notified shall within fourteen (14) calendar days thereafter nominate another Arbitrator and notify the party desiring arbitration of the name of such second Arbitrator.  The two Arbitrators nominated by the parties shall within fourteen (14) calendar days after the appointment of the second Arbitrator choose a third Arbitrator.

The Arbitrators shall fix, on giving a reasonable notice in writing to the parties involved, a time and place for the hearing in Bermuda and may prescribe procedural rules governing the course and conduct of the arbitration proceeding, including without limitation discovery by the parties.

The Arbitrators shall, within ninety (90) calendar days following the conclusion of the hearing, render their decision on the matter or matters in dispute in writing and shall cause a copy thereof to be served on all parties thereto.  In case the Arbitrators fail to reach a unanimous decision, the decision of the majority of the Arbitrators shall be deemed to be the decision of the Arbitrators.

Each party shall bear the expense of its own Arbitrator.  The remaining joint costs of the arbitration shall be borne equally by the parties to such arbitration.

The decision of the Arbitrators shall be final and binding upon the parties and the parties hereby agree to exclude any right of appeal under Section 29 of the Arbitration Act of 1986 against any award rendered by the Arbitrators and further agree to exclude any application under Section 30 (1) of the Arbitration Act of 1986 for a determination of any question of law by the Supreme Court of Bermuda

All awards of the Board of Arbitration may be enforced in the same manner as a judgment or order from the Supreme Court of Bermuda and judgment may be entered pursuant to the terms of the award by leave from the Supreme Court of Bermuda.

This Section shall survive the termination of this Agreement.

Section 13.  Notice.  As used in this Agreement, notice shall mean any and all notices, requests, demands or other communications required or permitted to be given hereunder.  All notices shall be in writing and shall be (i) delivered personally, (ii) sent by an overnight delivery service, or (iii) sent by confirmed facsimile transmission, addressed to the parties at the addresses set forth below.  Any such notice shall be deemed given (i) in the case of personal delivery, when so delivered personally, (ii) if sent by overnight delivery service, one day after delivery of such notice to such service, and (iii) if sent by confirmed facsimile transmission, at the time of transmission.

If to AGRI:

Assured Guaranty Re International Ltd.

30 Woodbourne Ave.

Fifth floor

Hamilton, Bermuda HM 08

Facsimile:  441-296-4004

Attention: Corporate Secretary

If to ACE Bermuda:

ACE Bermuda Insurance Ltd.

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton, Bermuda HM 08

Facsimile:  441-295-5221

Attention:  General Counsel

AGRI and ACE Bermuda shall provide each other with wiring instructions for monies to be transferred under this Agreement promptly after execution of this Agreement and at the time of any change in such instructions.

Section 14.  Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party.

Section 15.  Amendments.  This Agreement may not be modified or amended except by mutual written consent of the parties.

Section 16.  Changes to First Excess of Loss Retrocession Agreement.  AGRI shall not amend, modify, supplement or assign the First Excess of Loss Retrocession Agreement without the prior written consent of ACE Bermuda (such consent not to be unreasonably withheld).

Section 17.  Waivers.  The terms of this Agreement may be waived only with the written consent of the party waiving compliance. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 18.  Entire Agreement; Rights and Remedies.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior written and oral statements with respect hereto.  The rights and remedies provided herein are cumulative and are not exclusive or any rights or remedies that any party may have at law or in equity.

Section 19.  Counterparts.  This Agreement may be executed in any number or counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 20.                                   Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or circumstances, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants and conditions shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, but only if (a) this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and (b) the deletion of such portion of this Agreement does not substantially impair the respective benefits or expectations for the parties to this Agreement.

Section 21.                                   Further Assurances.  Each party hereto shall, at its own cost and expense, execute and do all such deeds, documents, acts and things as the other party may from time to time reasonably request as may be necessary to give full effect to this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized officer of each of the parties as of the date hereof.

ASSURED GUARANTY RE INTERNATIONAL LTD.

By:	/s/ Pierre Samson
Name: Pierre Samson
Title: President

ACE BERMUDA INSURANCE LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized officer of each of the parties as of the date hereof.

ASSURED GUARANTY RE INTERNATIONAL LTD.

By:

ACE BERMUDA INSURANCE LTD.

By:	/s/ Andrew Gibbs
Name: Andrew Gibbs
Title: CFO